UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of report (Date of earliest event reported):  February 25, 2011

Commission File number 333-152959

YOUCHANGE HOLDINGS CORP.
(Exact name of small business issuer as specified in its charter)

Nevada	51-0665952
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

7154 East Stetson Drive, Suite 330, Scottsdale, AZ 85251
(Address of principal executive offices)

866-712-9273
(Issuer’s telephone number)

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Youchange Holdings Corp.  hereby incorporates by reference its response in Item 1.02 in response to Item 1.01.

ITEM 1.02.  TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

On December 31, 2010, Youchange Holdings Corp. (“youchange”), Feature Marketing, Inc. (“Feature Marketing”) and the Feature Marketing Shareholders (collectively, “the Parties”) entered into the Share Exchange Agreement (the “Agreement”).  On February 25, 2011, the same parties entered into a Rescission Agreement in the which they agreed to rescind, annul and abrogate the Agreement and make it void from its inception. A copy of the Agreement is filed as an exhibit to this filing.

The terms and conditions of the Agreement that are material to youchange are to reconstitute the youchange Board of Directors as it was prior to the closing of the Agreement, create a time window until September 30, 2011 for negotiating a joint venture or strategic alliance between youchange and Feature Marketing, and establish a nine month period during which youchange agrees not to pursue collection action for outstanding notes due youchange from Feature Marketing.  Interest will continue to accrue and, under the terms of the Agreement, will be paid during that nine month forbearance window.

The Parties mutually agreed that the premises upon which the Agreement was closed were incorrect, that there was a mutual mistake and an impossibility to perform under the Agreement which was not contemplated by the Parties. There were no penalties to any of the Parties as a result of this Agreement.

The summary is qualified in its entirety by reference to the full text of the Agreement attached as Exhibit 2.3 to this report which is incorporated herein by this reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

2.3 Rescission Agreement dated February 25, 2011 by and among Youchange Holdings Corp., Feature Marketing, Inc. and Feature Marketing Shareholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
YouChange Holdings Corp. (Registrant)
Date: February 25, 2011
	By:	/s/ Jeffrey I. Rassas
Jeffrey I. Rassas
Chief Executive Officer